NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 27, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 25, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between John Hancock Patriot Premium Dividend Fund I and John Hancock Patriot Premium Dividend Fund II became effective on June 25, 2007. Each Common Share of John Hancock Patriot Premium Dividend Fund I was converted into an equivalent dollar amount of a full Common Share of John Hancock Patriot Premium Dividend Fund II. The number of shares will depend on the relative net asset values (NAV) of the shares of both funds on the effective date of the reorganization. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 26, 2007.